EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2021 Conference Call
February 24, 2022
10 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the fourth quarter and full year of 2021 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Senior Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 23, 2022, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter of 2021 with the fourth quarter of 2020.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

I’ll start by providing an overview of the current environment and how Ashford Trust has been navigating the recovery. After that, Deric will review our financial results, and then Chris will provide an operational update on our portfolio.

I’d first like to highlight some of our recent accomplishments and the main themes for our call:

First, we saw the lodging recovery continuing to take hold in the fourth quarter leading to strong hotel performance and solid earnings.

Second, our liquidity continues to improve and our cash balance is meaningful. We ended the quarter with approximately $639 million of net working capital, which equates to approximately $18 per diluted share. With our current stock price of around $8, we are trading at a meaningful discount to both our net asset value per share and our net working capital per share.

Third, we have lowered our leverage and improved our overall financial position. Since its peak in 2020, we have lowered our net debt plus preferred equity by over $1.1 billion equating to a decrease in our leverage ratio, defined as net debt plus preferred equity to gross assets, by approximately 13 percentage points.

Fourth, during the quarter, we announced an amendment to our strategic financing which provides us with more flexibility to access the undrawn capital, if needed, even after we have paid off the current balance. During the quarter we paid off the strategic financing’s PIK interest and are now paying interest current. While the loan doesn’t mature for several years, we are looking for opportunities to pay it off later this year if the industry recovery continues to make progress.

Finally, even with an already attractive loan maturity schedule, we remain proactive in our capital markets activities and balance sheet management. During the quarter, we refinanced our mortgage loan for the Marriott Gateway Crystal City. With the completion of this financing, our next hard debt maturity is not until June 2023.

We are optimistic about the long-term outlook for the Company and, by taking decisive actions to strengthen our balance sheet, we feel well-positioned to capitalize on the recovery we are seeing in the hospitality industry.

While our optimism remains, we also must acknowledge some risks to the pace of the recovery due to ongoing variants of COVID-19. In addition, we believe the majority of our loans could continue to be in cash traps over the next 12 to 24 months or more. As a result, we are focused on building our liquidity and improving our capital structure in the months to come.

In regards to common dividends, the Company and its Board of Directors previously announced a suspension of its common stock dividend, and therefore the Company did not pay a dividend on its common stock and common units for the fourth quarter. However, the Board will continue to monitor the situation and assess future dividend declarations.

Regarding our preferred dividends, during the fourth quarter, we reinstated and caught up on all of our accrued preferred dividends and currently plan to pay those quarterly going forward. As we’ve discussed, this is important to us for several reasons including it was one of the requirements for Ashford Trust to regain S-3 eligibility.

For 2022, we will increase our capital spending from the previous two years, but will still be well below our historical run-rate for capex. Given the sizable strategic capital expenditures we made in our properties over the past several years, we believe our hotels are in fantastic condition and are well-positioned for the industry rebound.

Let me now turn to the operating performance at our hotels. The lodging industry is clearly showing signs of improvement. RevPAR for all hotels in the portfolio increased approximately 164% for the fourth quarter with only eight of our hotels having negative Hotel EBITDA in the quarter. This RevPAR result equates to a decrease of approximately 21% vs the fourth quarter of 2019, and improvement from the third quarter of 2021 when RevPAR was down 26% from the same period in 2019.

We remain encouraged by the continued strength in weekend leisure demand at our properties. As we enter 2022, we did see some softness in demand with the Omicron variant that was similar to what we saw with the Delta variant in mid-August. That industry softness bottomed out in the last two weeks of January and has improved since then. We believe the United States is transitioning from a pandemic to an endemic mentality, and we hope to build on the momentum we saw in 2021. We believe our geographically diverse portfolio, consisting of high-quality, well-located assets across the U.S. is well-positioned to capitalize on the acceleration in demand we expect to see across leisure, business, and group.

We continue to be focused on aggressive cost control initiatives, including working closely with our property managers to minimize cost structures and maximize liquidity at our hotels. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to manage costs aggressively and adjust to the current operating environment. This important relationship has enabled us to outperform the industry from an operations standpoint for many years.

Turning to investor relations, during the quarter we attended several small-cap and lodging investor conferences, and we also held a well-attended Investor Day in New York. If you were not able to join us, I encourage you to go to our website and watch the webcast. For 2022, we will expand our efforts to get out on the road, to meet with investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We look forward to speaking with many of you during upcoming events.

We believe we have the right plan in place to capitalize on the recovery as it unfolds. This plan includes continuing to maximize liquidity across the company, optimizing the operating performance of our assets as they recover, deleveraging the balance sheet over time, and looking for opportunities to invest and grow our portfolio. We have a track record of success when it comes to property acquisitions, joint ventures and asset sales, and expect they will continue to be part of our plans moving forward. We enter 2022 with a substantial amount of cash on our balance sheet and are looking for ways to go on offense.

I will now turn the call over to Deric to review our fourth quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

For the fourth quarter of 2021, we reported a net loss attributable to common stockholders of $(59.3) million, or $(1.75) per diluted share. For the full year of 2021, we reported a net loss attributable to common stockholders of $(267.9) million or $(12.43) per diluted share.

For the quarter, we reported AFFO per diluted share of $(0.09). For the full year of 2021, we reported AFFO per diluted share of $(1.23).

Adjusted EBITDAre totaled $40.7 million for the quarter, while Adjusted EBITDAre for the full year was $113.6 million.

At the end of the fourth quarter, we had $3.9 billion of loans with a blended average interest rate of 4.1%. Our loans were approximately 8% fixed rate and 92% floating rate. We utilize floating rate debt as we believe it is a better hedge of our operating cash flows, however, we do utilize caps on those floating rate loans to protect the company against significant interest rate increases. Our hotel loans are all non-recourse and currently 93% of our hotels are in cash traps. This is down from 97% last quarter. A cash trap means that we are currently unable to utilize property-level cash for corporate-related purposes. As the properties recover and meet the various debt yield or coverage thresholds, we will be able to utilize that cash freely at corporate.

We ended the quarter with cash and cash equivalents of $592.1 million and restricted cash of $99.5 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $26.9 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers which is also available to fund hotel operating costs. We also ended the quarter with net working capital of $639 million.

As Rob mentioned, I think it’s also important to point out that this net working capital amount of $639 million equates to approximately $18 per share. This compares to our closing stock price from yesterday of $8.31, which is an approximate 55% discount to our net working capital per share. Our net working capital reflects value over and above the value of our hotels. As such, we believe that our current stock price does not reflect the intrinsic value of our high-quality hotel portfolio.

From a cash utilization standpoint, our portfolio generated Hotel EBITDA of $55.4 million in the quarter. Our current quarterly run-rate for debt service is approximately $41 million, our quarterly run-rate for corporate G&A and advisory expense is approximately $14 million and our quarterly run-rate on preferred dividends is approximately $3 million.

As of December 31, 2021, our portfolio consisted of 100 hotels with 22,313 net rooms.

Our share count currently stands at approximately 34.9 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 0.4 million OP units. In the fourth quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021. Assuming yesterday’s closing stock price of $8.31, our equity market cap is approximately $290 million.

During the quarter, we refinanced our mortgage loan for the 701-room Marriott Gateway Crystal City in Arlington, Virginia which had a final maturity date in November 2021. The new, non-recourse loan totals $86.0 million and has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 4.65%. Our next final debt maturity is now in June 2023.

As we previously discussed, we selectively exchanged our preferred stock for common stock in 2020 and 2021 as a way to delever our balance sheet, remove the accrued dividend liability, and improve our equity float. Through these exchanges, we have exchanged approximately 71% of our original preferred stock, which is approximately $401.8 million of face value, into common stock. These exchanges also eliminated a significant amount of accrued preferred dividends. After taking into account the $200 million of new corporate debt from last January and our cash balance at the end of the quarter, we have lowered our net debt plus preferred equity by approximately $1.1 billion since its peak in 2020.

We opportunistically raised equity capital in 2021 to shore up our balance sheet, improve our liquidity, and to be prepared for potential loan paydowns needed to achieve extension tests or meet refinancing requirements. For the full year 2021, we raised approximately $564 million of gross proceeds at an average price of $28.17.

During the quarter, we paid off the PIK interest associated with our Oaktree loan of $24 million and also utilized cash of $18.6 million to bring our preferred dividends current. Our current plan is to continue to pay our preferred dividends quarterly going forward, while we expect our common dividend to continue to be suspended for the foreseeable future.

Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. While we still have work to do to lower our leverage, our cash balance is solid, we have an attractive maturity schedule, and we believe the Company is well-positioned to benefit from the improving trends we are seeing in the lodging industry.

This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.

Asset Management – Chris Nixon

Thank you, Deric.

Comparable RevPAR for our portfolio increased by 164% during the fourth quarter relative to the same time period in 2020. We are extremely proud of the work that our Asset Management team has done to drive operating results. The team has accomplished so much this year, including driving 21 of our properties to exceed their comparable fourth quarter 2019 RevPAR. I would like to spend some time highlighting a few of those success stories.

Sheraton Anchorage had a strong fourth quarter with RevPAR exceeding comparable 2019 by 43%. The team secured two new valuable pieces of business during the quarter that were very profitable: the first was a group of extended stay nurses that provided approximately 5,000 group room nights and the second was a new airline crew that generated 5,400 room nights. Together, these two pieces of business brought in an incremental $1.7 million in room revenue for the hotel.

Next, I’ll turn to The Marriott Beverly Hills. This hotel experienced a 16% increase in Hotel EBITDA during the fourth quarter, relative to the same period in 2019. While the hotel’s RevPAR had nearly fully recovered to 2019 levels, the hotel found a number of successful ways to deliver margin expansion in every single department, increasing overall hotel EBITDA margin by over 740 basis points. The team accomplished this through a number of initiatives, including closing the guest club lounge, optimizing F&B operations through menu changes and operating hours, and executing on long-term labor efficiencies. With this increased productivity in place, and the Super Bowl having been held in Los Angeles, this hotel is primed for a great first quarter.

The Embassy Suites Flagstaff also produced fantastic results during the fourth quarter, with Hotel Gross Operating Income increasing more than $200,000, or over 30%, relative to the comparable period in 2019. Again, our proactive sales efforts identified and secured two large pieces of business: the first being a new long-term airline contract, and the second being a team of high altitude training athletes that were preparing for the Olympics. The increase in base business allowed the hotel to drive rate while yielding effectively, which resulted in a RevPAR increase of nearly 16% over the fourth quarter of 2019.

The last hotel I’ll highlight is Historic Inns of Annapolis. This hotel had strong results with RevPAR increasing 18% during the fourth quarter, relative to the comparable period in 2019. These results were driven by our team’s tenacity and adapting to the new challenging work environment to attract group business. The team reached out to large groups that had previously stayed at the hotel over the last six years and offered them a unique and special package to return. In addition, the team utilized a new selling tool to attract new groups that allows future clients to have a 3D tour of different spaces within the hotel. The tool proved to be a great resource in closing new business. These initiatives drove Hotel EBITDA above 2019 levels during the fourth quarter by nearly 5%.

Moving on to capital expenditures: in prior years, we were proactive in renovating our hotels to renew our portfolio. That commitment has now resulted in a competitive and strategic advantage as the market continues to rebound. Not only are our properties more attractive to potential travelers but we can also deploy capital more prudently throughout the recovery. In 2021, we restarted a number of capital projects, including: the guest rooms at Marriott Fremont, the guest rooms at Hilton Santa Cruz, and the corner pantry at Embassy Suites Portland. For 2022 we currently anticipate spending between $110 – $120 million in capital expenditures of which we estimate approximately half will be owner funded.

Before moving on to Q&A, I would like to reiterate how optimistic we are about the recovery of our portfolio. As I mentioned earlier, more than 20 percent of our assets exceeded 2019 RevPAR levels during the fourth quarter. When you look at just the month of December, the number of properties with RevPAR outperformance over 2019 jumps to nearly 30%. With group lead volume increasing steadily, we fully anticipate that this RevPAR momentum will continue.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.